Exhibit 99.1

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the “Agreement”) dated as of January 25, 2012 by and among The Management Network Group, Inc., a Delaware corporation (the “Company”), and Norman H. Pessin, Sandra F. Pessin, MHW Partners, L.P., a Delaware limited partnership, MHW Capital, LLC, a Delaware limited liability company, MHW Capital Management, LLC, a Delaware limited liability company, and Peter H. Woodward (“Woodward”) (collectively, the “MHW Group”).

W I T N E S S E T H:

A.           On December 9, 2011, the Company received from the members of the MHW Group a notice of the nomination of Woodward as a nominee for director of the Company at the Company’s 2012 annual meeting of stockholders (“2012 Annual Meeting”).

B.           The Company and the members of the MHW Group (each a “Party”) desire to enter into this Agreement, which (i) grants to the MHW Group representation on the Board of Directors and (ii) provides for certain limitations on the members of the MHW Group and their Affiliates and Associates (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) with the respect to the 2012 Annual Meeting.

NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound, hereby agrees as follows:

ARTICLE I

COVENANTS AND OTHER LIMITATIONS

Section 1.1 Appointment of Director.  Within two (2) business days after execution and delivery of this Agreement, the Board of Directors of the Company will amend the Bylaws of the Company to increase the size of the Board of Directors of the Company to seven (7) members and will appoint Woodward to fill the newly created director position as a Class II director whose term of office expires at the Company’s 2013 annual meeting of stockholders.

Section 1.2 Withdrawal of Nomination.  The members of the MHW Group, by execution of this Agreement, hereby withdraw the nomination of Woodward for election to the Board of Directors of the Company at the 2012 Annual Meeting.  Within two (2) business days of the date of this Agreement, the members of the MHW Group will file, or cause to be filed on their behalf, with the Securities and Exchange Commission (“SEC”) an amendment to their Schedule 13D with respect to the Company disclosing the material contents of this Agreement.

Section 1.3 Prohibited Actions. In addition to the foregoing, the members of the MHW Group agree that they will not, and they will cause each of their Affiliates and Associates not to, directly or indirectly, alone or in concert with others, take any of the following actions (other than actions taken by Woodward as a director of the Company) with respect to the 2012 Annual Meeting: (a) propose any matter (including any nominee for director) for submission to a vote of stockholders of the Company; (b) engage in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) with respect to the Company or any action resulting in such person or entity becoming a “participant” in any “election contest” (as such terms are used in the proxy rules of the SEC) with respect to the Company; (c) grant any proxy with respect to Company common stock to any person or entity not designated by the Company; (d) subject any shares of Company common stock to any arrangement, agreement or understanding with respect to the voting of such stock or other agreement having similar effect or (e) vote for any nominee for director other than the Company nominees.

Section 1.4 Press Releases, Etc.. Each Party may issue press releases and make other public filings and communications to the financial community and to its investors in the ordinary course relating to the matters covered by this Agreement.

Section 1.5 Termination. The provisions of Article I of this Agreement will terminate at the conclusion of the 2012 Annual Meeting.  The provisions of this Agreement may also be terminated by the non-breaching Party in the event of a material breach by any Party of any of the terms of this Agreement.  Any termination of this Agreement as provided herein will be without prejudice to the rights of any Party arising out of the breach by any other Party of any provision of this Agreement.

ARTICLE II

MISCELLANEOUS

Section 2.1 Notices.  All notices, requests and other communications to any Party hereunder will be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and will be given to such Party at its address or facsimile number set forth in this Section 2.1 or at such other address or facsimile number as such Party may hereafter specify in writing.  Each such notice, request or other communication will be effective (a) if given by facsimile, when transmitted to the facsimile number specified in this Section 2.1 and confirmation of receipt is received by the sender, (b) if given by mail, upon the earlier of actual receipt or three (3) business days after deposit in the United States Mail, registered or certified mail, return receipt requested, properly addressed and with proper postage prepaid, (c) one (1) business day after deposit with an internationally reputable overnight courier properly addressed and with all charges prepaid or (d) when received, if by any other means.

The Company:	The Management Network Group, Inc.
7300 College Boulevard, Suite 302
Overland Park, Kansas 66210
Attn: Thurston K. Cromwell, Esq.
Telecopy No.: (913) 451-3066

with a copy to:	Stinson Morrison Hecker, LLP
1201 Walnut, Suite 2800
Kansas City, Missouri 64106
Attn: John A. Granda, Esq.
Telecopy No.: (816) 691-3495

MHW Group:	MHW Partners, L.P.
366 Madison Avenue, 14th Floor
New York, New York 10017
Attn: Peter H. Woodward

with a copy to:	Olshan Grundman Frome
Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attn: Steven Wolosky, Esq.
Telecopy No.: (212) 451-2222

The Parties will promptly notify each other in the manner provided in this Section 2.1 of any change in their respective addresses.  A notice of change of address will not be deemed to have been given until received by the addressee.  Communications by telecopier also will be sent concurrently by mail, but will in any event be effective as stated above.

Section 2.2 Assignment.  No Party will assign this Agreement or any rights, interests or obligations hereunder, or delegate performance of any of its obligations hereunder, without the prior written consent of each of the other Parties.

Section 2.3 Entire Agreement.  This Agreement embodies the entire agreement and understanding of the Parties in respect of the subject matter contained herein.  This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

Section 2.4 Waiver, Amendment, etc.  This Agreement may not be amended or supplemented, and no waivers of or consents to departures from the provisions hereof will be effective, unless set forth in a writing signed by, and delivered to, all the Parties.  No failure or delay of any Party in exercising any power or right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

Section 2.5 Binding Agreement; No Third Party Beneficiaries.  This Agreement will be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.  Nothing expressed or implied herein is intended or will be construed to confer upon or to give to any third party any rights or remedies by virtue hereof.

Section 2.6 Governing Law.  This Agreement will be governed by and construed in accordance with the internal laws of the state of Delaware, without regard to conflicts of laws principles.

Section 2.7 Severability.  The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.  To the extent permitted by applicable law, each Party waives any provision of applicable law that renders any provision hereof prohibited or unenforceable in any respect.  If any provision of this Agreement is held to be unenforceable for any reason, it will be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the extent possible.

Section 2.8 Counterparts.  This Agreement may be executed in one or more counterparts each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same Agreement.

Section 2.9 Remedies.  Each of the Parties acknowledges and agrees that each Party would suffer irreparable damage in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that such damage may not be compensable in money damages.  It is accordingly agreed that, in the event of a breach, violation or threatened breach or violation of the terms this Agreement by any of the Parties, each of the other Parties will be entitled to seek specific enforcement of, and injunctive relief to prevent any breach, violation or further breach or violation of, the terms hereof, in addition to any other remedy or relief available at law or in equity.  In the event an action seeking injunctive relief hereunder, no Party will be required to post a bond.

[signature page follows]

IN WITNESS WHEREOF, the Company and the MHW Group have executed or caused their respective duly authorized officers to execute this Agreement as of the day and year first above written.

THE COMPANY:

THE MANAGEMENT NETWORK GROUP, INC.

By:		/s/ Donald Klumb
Name: Donald Klumb
Title: President and Chief Executive Officer

MHW GROUP:

/s/ Norman H. Pessin
Norman H. Pessin

/s/ Sandra F. Pessin
Sandra F. Pessin

MHW Partners, L.P.

By:		MHW Capital, LLC
General Partner

	By:	/s/ Peter H. Woodward
Name: Peter H. Woodward
Title: Managing Member

MHW Capital, LLC

By:		/s/ Peter H. Woodward
Name: Peter H. Woodward
Title: Managing Member

MHW Capital Management, LLC

By:		/s/ Peter H. Woodward
Name: Peter H. Woodward
Title: Principal

/s/ Peter H. Woodward
Peter H. Woodward